September 4, 1996





Dialogic Corporation
1515 Route 10
Parsippany, NJ 07054

Gentlemen:

                  You have requested our opinion in connection with the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of 85,298 shares of the common stock ("Common Stock") of Dialogic Corporation (the "Company") on a registration statement on Form S-3 (the "Registration Statement"). The shares of Common Stock to which the Registration Statement relates will be offered by certain shareholders of the Company.

                  We have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of all such corporate records of the Company, communications or certifications of public officials, certificates of officers, directors and representatives of the Company, and such other documents as we have deemed relevant and necessary as the basis of the opinions expressed herein. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to originals documents of all documents submitted to us as certified or photostatic copies.

                  Based upon the foregoing and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that the shares of Common Stock registered pursuant to the Registration Statement will be, when sold, legally issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto.

                                            Very truly yours,

                           LOWENSTEIN, SANDLER, KOHL,
                             FISHER AND BOYLAN, P.A.


                                            By:  /s/ Laura R. Kuntz
                                                ________________________________
                                                Laura R. Kuntz